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                                                                EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                        OF
                      RESTATED CERTIFICATE OF INCORPORATION

Horizon Healthcare Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of Horizon Healthcare Corporation (the "Company"), has duly adopted a resolution setting forth a proposed amendment (the "Amendment") of the Restated Certificate of Incorporation of the Company, declaring the Amendment to be advisable and calling for consideration thereof at a Special Meeting of Stockholders (the "Special Meeting").

     SECOND: That the Amendment provides that Article I of the Restated Certificate of Incorporation of the Company be amended and restated in its entirety to read as follows:

                                   "NAME

       The name of the corporation is Horizon/CMS Healthcare Corporation."

     THIRD: That on July 6, 1995, the Special Meeting was duly called and held, upon notice and in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute and the Company's Restated Certificate of Incorporation were voted in favor of the Amendment.

     FOURTH: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Ernest A. Schofield, Senior Vice President, this 6th day of July, 1995.




                                            ERNEST A. SCHOFIELD
                                        By: ------------------------
                                            Ernest A. Schofield
                                            Senior Vice President